Exhibit 99.1
The Home Depot Announces First Quarter Results;
Raises Fiscal 2022 Guidance

ATLANTA, May 17, 2022 -- The Home Depot®, the world's largest home improvement retailer, today reported sales of $38.9 billion for the first quarter of fiscal 2022, an increase of $1.4 billion, or 3.8 percent from the first quarter of fiscal 2021. Comparable sales for the first quarter of fiscal 2022 increased 2.2 percent, and comparable sales in the U.S. increased 1.7 percent.

Net earnings for the first quarter of fiscal 2022 were $4.2 billion, or $4.09 per diluted share, compared with net earnings of $4.1 billion, or $3.86 per diluted share, in the same period of fiscal 2021, representing a 6.0 percent increase in diluted earnings per share.

“Fiscal 2022 is off to a strong start as we delivered the highest first quarter sales in Company history,” said Ted Decker, CEO and president. “The solid performance in the quarter is even more impressive as we were comparing against last year’s historic growth and faced a slower start to spring this year. These results are a direct reflection of our associates’ continued ability to effectively navigate a challenging and dynamic environment. I would like to thank them and our many partners for their hard work and dedication to our customers.”

Fiscal 2022 Guidance

The Company raised fiscal 2022 guidance and now expects:

•Total sales growth and comparable sales growth of approximately 3.0 percent
•Operating margin of approximately 15.4 percent
•Net interest expense of approximately $1.6 billion
•Tax rate of approximately 24.6 percent
•Diluted earnings-per-share-percent-growth to be mid-single digits

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at ir.homedepot.com/events-and-presentations.

At the end of the first quarter, the Company operated a total of 2,316 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs approximately 500,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the impact of the COVID-19 pandemic and the related recovery on our business, results of operations, cash flows and financial condition (which, among other things, may affect many of the items listed below); the demand for our products and services; net sales growth; comparable sales; the effects of competition; our brand and reputation; implementation of store, interconnected retail, supply chain and technology initiatives; inventory and in-stock positions; the state of the economy; the state of the housing and home improvement markets; the state of the credit markets, including mortgages, home equity loans and consumer credit; impact of tariffs; issues related to the payment methods we accept; demand for credit offerings; management of relationships with our associates, potential associates, suppliers and service providers; cost and availability of labor; costs of fuel and other energy sources; international trade disputes, natural disasters, climate change, public health issues (including pandemics and quarantines, related shut-downs and other governmental orders, and similar restrictions, as well as subsequent re-openings), cybersecurity events, military conflicts or acts of war, and other business interruptions that could disrupt operation of our stores, distribution centers and other facilities, our ability to operate or access communications, financial or banking systems, or supply or delivery of, or demand for, the Company’s products or services; our ability to meet environmental, social and governance (ESG) goals; continuation or suspension of share repurchases; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity or other price inflation and deflation; our ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims and litigation, including compliance with related settlements; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of regulatory changes, including changes to tax laws and regulations; store openings and closures; guidance for fiscal 2022 and beyond; financial outlook; and the impact of acquired companies on our organization and the ability to recognize the anticipated benefits of those acquisitions.

Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our historical experience and our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended January 30, 2022 and also may be described from time to time in future reports we file with the Securities and Exchange Commission (SEC). There also may be other factors that we cannot anticipate or that are not described herein, generally because we do not currently perceive them to be material. Such factors could cause results to differ materially from our expectations.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our filings with the SEC and in our other public statements.

For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended
in millions, except per share data	May 1, 2022	May 2, 2021	% Change
Net sales	$38,908	$37,500	3.8%
Cost of sales	25,763	24,758	4.1
Gross profit	13,145	12,742	3.2
Operating expenses:
Selling, general and administrative	6,610	6,374	3.7
Depreciation and amortization	606	587	3.2
Total operating expenses	7,216	6,961	3.7
Operating income	5,929	5,781	2.6
Interest and other (income) expense:
Interest income and other, net	(3)	(6)	(50.0)
Interest expense	372	339	9.7
Interest and other, net	369	333	10.8
Earnings before provision for income taxes	5,560	5,448	2.1
Provision for income taxes	1,329	1,303	2.0
Net earnings	$4,231	$4,145	2.1%

Basic weighted average common shares	1,030	1,071	(3.8)%
Basic earnings per share	$4.11	$3.87	6.2

Diluted weighted average common shares	1,034	1,075	(3.8)%
Diluted earnings per share	$4.09	$3.86	6.0

	Three Months Ended
Selected Sales Data (1)	May 1, 2022	May 2, 2021	% Change
Customer transactions (in millions)	410.7	447.2	(8.2)%
Average ticket	$91.72	$82.37	11.4
Sales per retail square foot	$621.99	$605.60	2.7
 —————
(1)Selected Sales Data does not include results for HD Supply.

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	May 1, 2022	May 2, 2021	January 30, 2022
Assets
Current assets:
Cash and cash equivalents	$2,844	$6,648	$2,343
Receivables, net	3,936	3,624	3,426
Merchandise inventories	25,297	19,178	22,068
Other current assets	1,790	1,222	1,218
Total current assets	33,867	30,672	29,055
Net property and equipment	25,166	24,673	25,199
Operating lease right-of-use assets	5,980	5,864	5,968
Goodwill	7,450	7,137	7,449
Other assets	4,104	4,221	4,205
Total assets	$76,567	$72,567	$71,876

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$—	$—	$1,035
Accounts payable	15,367	14,494	13,462
Accrued salaries and related expenses	2,008	2,167	2,426
Current installments of long-term debt	2,463	1,164	2,447
Current operating lease liabilities	859	803	830
Other current liabilities	9,690	9,130	8,493
Total current liabilities	30,387	27,758	28,693
Long-term debt, excluding current installments	39,158	34,697	36,604
Long-term operating lease liabilities	5,335	5,279	5,353
Other long-term liabilities	3,396	3,085	2,922
Total liabilities	78,276	70,819	73,572
Total stockholders’ (deficit) equity	(1,709)	1,748	(1,696)
Total liabilities and stockholders’ equity	$76,567	$72,567	$71,876

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
in millions	May 1, 2022	May 2, 2021
Cash Flows from Operating Activities:
Net earnings	$4,231	$4,145
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	727	703
Stock-based compensation expense	115	146
Changes in working capital	(1,360)	1,301
Changes in deferred income taxes	(44)	(87)
Other operating activities	120	102
Net cash provided by operating activities	3,789	6,310

Cash Flows from Investing Activities:
Capital expenditures	(704)	(524)
Other investing activities	3	(4)
Net cash used in investing activities	(701)	(528)

Cash Flows from Financing Activities:
Repayments of short-term debt, net	(1,035)	—
Proceeds from long-term debt, net of discounts	3,957	—
Repayments of long-term debt	(1,054)	(1,390)
Repurchases of common stock	(2,308)	(3,788)
Proceeds from sales of common stock	5	13
Cash dividends	(1,962)	(1,775)
Other financing activities	(182)	(130)
Net cash used in financing activities	(2,579)	(7,070)
Change in cash and cash equivalents	509	(1,288)
Effect of exchange rate changes on cash and cash equivalents	(8)	41
Cash and cash equivalents at beginning of period	2,343	7,895
Cash and cash equivalents at end of period	$2,844	$6,648